December 7, 2006

State Street Bank and Trust Company

Lafayette Corporate Center

LCC/3SW

2 Avenue de Lafayette

Boston, MA  02111

Re:       EVERGREEN INTRINSIC WORLD EQUITY FUND

To:       William E. Monaghan, II, Vice President

This is to advise you that Evergreen International Trust (the “Trust”) has established a new series of shares to be known as EVERGREEN INTRINSIC WORLD EQUITY FUND.  In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/97 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to my attention and retaining one copy for your records.

Evergreen International Trust

By:__/s/ Maureen E. Towle

            Maureen E. Towle

Title:     Assistant Secretary

State Street Bank and Trust Company

By:_/s/ William E. Monaghan, II

            William E. Monaghan, II

Title:    Vice President

Agreed to as of the 7th day of December, 2006.